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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

Date:         December 1, 2003
Contact:      Steven R. Hedberg
For Release:  Immediately

AERO SYSTEMS ENGINEERING ANNOUNCES PLAN TO DE-REGISTER COMMON STOCK

         St. Paul, Minnesota - Aero Systems Engineering (NASDAQ: AERS) announced that its Board of Directors has approved a plan to de-register the Company's common stock before the end of this month. Upon the filing of Form 15 with the Securities and Exchange Commission, the Company will no longer file Forms 10-Q, 10-K or 8-K under the Securities Exchange Act. The Company also will not mail proxy statements meeting the requirements of the Exchange Act in connection with any shareholder meetings. The Company is eligible to de-register because it has less than 300 shareholders of record.

         Charles Loux, Chief Executive Officer, stated: "After careful consideration, the Company took this action because the disadvantages to our shareholders of continuing as a public Company far outnumber the advantages to them. The burden placed on the Company, given its size, for maintaining its public status is considerable, from a financial and strategic standpoint. Considering the lack of analyst coverage and the very thinly traded nature of our stock, the Board of Directors believes that the Company and its shareholders are not receiving a meaningful benefit from being publicly traded. We believe that our shareholders are better served with the Company being private, which will allow management to focus all resources on implementing the Company's business plan and thus position the Company to enhance long-term shareholder value. The Company intends to update its shareholders with financial information on an annual basis."

         The Board of Directors believes that while the liquidity for our stock may be reduced, the administrative and other economies and savings associated with de-registration are in the best interest of our shareholders.

         As a result of de-registration the Company's securities will no longer be eligible for quotation on NASDAQ; however, the Company's securities may be eligible for quotation on the Pink Sheets (www.pinksheets.com) by broker-dealers. There can be no assurance, however, that any broker-dealer will make a market in the Company's common stock which would be required for Pink Sheet trading.

         This report contains forward-looking statements about the Company's business and operations and the Company's future plans and objectives. Forward-looking statements are subject to risks and uncertainties that could cause the actual results to vary materially. These risks are discussed in the Company's annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

ABOUT AERO SYSTEMS ENGINEERING

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         Aero Systems Engineering, Inc. (ASE) is a highly skilled and experienced engineering company, which designs and supplies aerospace test facilities. ASE is a leader in design and construction of engine test cells and wind tunnels for testing aerospace vehicles and propulsion systems. ASE is ISO 9001 certified.

         ASE, headquartered in St. Paul, Minnesota, is 51% owned by Minnesota ASE, LLC.

         Aero Systems Engineering, Inc. common stock is listed on The Nasdaq Stock Markets under the symbol: AERS.

COMPANY CONTACTS

         For further information, contact Steven R. Hedberg, Secretary and Treasurer of Aero Systems Engineering, Inc., tel 651-220-1222.


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